EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contact:	Randy Zane	Derek Irwin
	Director, Corporate Communications	Chief Financial Officer
	Ziff Davis Holdings Inc.	Ziff Davis Holdings Inc.
	(212) 503-3535	(212) 503-3460
	randy_zane@ziffdavis.com	derek_irwin@ziffdavis.com

Bart Catalane
President & COO
Ziff Davis Holdings Inc.
(212) 503-3552
bart_catalane@ziffdavis.com
Ziff Davis Reports Second Quarter 2005 Results
Company Posts Revenue of $45.3 Million and EBITDA of $3.1 Million
NEW YORK, August 3, 2005 — Ziff Davis Holdings Inc., the ultimate parent company of Ziff Davis Media Inc., today reported operating results for its second quarter ended June 30, 2005. The Company’s consolidated revenues totaled $45.3 million, representing a 12% decrease compared to revenues of $51.3 million for the second quarter ended June 30, 2004. The major portion of this decrease in revenues is related to declines in print advertising. The percentage decline in print advertising experienced by the Company is consistent with the technology publishing market as a whole, which decreased 9% or 901 pages in the second quarter of 2005 compared to 2004(1).
The Company reported consolidated earnings before interest expense, provision for income taxes, depreciation, amortization and non-recurring and certain non-cash charges including non-cash compensation (“EBITDA”)(2) of $3.1 million for the second quarter ended June 30, 2005, representing a 67% decrease compared to EBITDA of $9.5 million for the prior year period. The largest portion of this EBITDA decline is related to the decrease in the Company’s print advertising revenues for the second quarter of 2005.
Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2005 and 2004; Condensed Consolidated Balance Sheets at June 30, 2005 and

Ziff Davis Holdings Earnings Release
December 31, 2004 and Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2005 and 2004 are set forth at the end of this release.
“Our second quarter performance is reflective of a trend we have seen several times over the last few years, where print advertising and certain other discretionary promotional spending is trimmed by our customers in the face of uncertainty in their markets,” said Robert F. Callahan, Chairman & CEO, Ziff Davis Holdings Inc. “Fortunately, many new areas of our business, particularly our online and event products, are recipients of increased spending activity, which is rapidly changing and diversifying our business model. As a result, we continue to invest and expand aggressively in these areas, which expenditures negatively impact earnings in the short-term. However, we are confident that Ziff Davis is building solid asset and enterprise value for its customers, investors and employees and is positioned to deliver strong results and earnings.”
Financial Summary for the Second Quarter Ended June 30, 2005

($ millions)	Consumer Tech Group		Enterprise Group		Game Group		Total Company
	2005	2004	2005	2004	2005	2004	2005	2004
Revenue	$16.6	$21.1	$19.7	$19.3	$9.0	$10.9	$45.3	$51.3
Expenses	14.2	14.6	17.8	15.3	10.2	11.9	42.2	41.8
EBITDA (2)	2.4	6.5	1.9	4.0	(1.2)	(1.0)	3.1	9.5
Consumer Tech Group
The Consumer Tech Group is principally comprised of four magazines, PC Magazine, Sync, ExtremeTech and our newest launch, DigitalLife; a number of consumer-focused websites, including pcmag.com and extremetech.com; and the Company’s consumer electronics event, DigitalLife.
Revenue for the Consumer Tech Group for the second quarter ended June 30, 2005 was $16.6 million, down $4.5 million or 21% compared to $21.1 million in the same period last year. This decrease was primarily related to lower print advertising, subscription, event and list rental revenues for PC Magazine, which were partially offset by higher Sync magazine, ExtremeTech magazine and online revenues.

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PC Magazine’s lower advertising revenues were principally due to two factors: i) a 70 page or 15% reduction in the number of ads in the second quarter of 2005 versus 2004, due primarily to the decline in the overall technology publishing market, and, to a lesser extent, a decrease in PC Magazine’s market share; and ii) a reduction in the average price per page, which is primarily related to PC Magazine’s 33% circulation rate base reduction from 1,050,000 to 700,000 as of January 1, 2005. It should be noted, however, that the circulation rate base reduction also produced substantial offsetting cost reductions.
Sync magazine’s revenue increase was due to a 45 page increase in ads resulting from an additional issue published during the second quarter of 2005, plus a higher average price per page as compared to the second quarter of 2004. ExtremeTech magazine published 44 pages of ads in the second quarter of 2005 versus none in the prior year period, as the magazine started official publication during the fourth quarter of 2004. Online revenues increased as a result of higher site traffic (both unique visitors and page views).
Cost of production for the Consumer Tech Group for the second quarter ended June 30, 2005 was $4.0 million, reflecting a decrease of $1.0 million or 20% compared to $5.0 million in the prior year period. The decrease in production costs was primarily related to the PC Magazine circulation rate base reduction which resulted in a 33% decrease in its manufacturing, paper and distribution costs for the second quarter of 2005 versus 2004. This decrease was partially offset by incremental costs for the added issues of Sync and ExtremeTech magazines.
Selling, general and administrative expenses for the Consumer Tech Group were $10.2 million for the second quarter ended June 30, 2005, reflecting an increase of $0.6 million or 6% from $9.6 million in the same prior year period. The increase was primarily due to incremental costs to expand the Group’s online content, sales and marketing areas, plus the addition of editorial costs for the extra issues of Sync and ExtremeTech magazines. These incremental expenditures were partially offset by over $1.8 million of PC Magazine cost savings for circulation, headcount and other expense reductions undertaken in connection with its circulation rate base reduction.

Ziff Davis Holdings Earnings Release
Enterprise Group
The Enterprise Group is comprised of several businesses in the magazine, Internet, event, research and marketing tools areas. The three magazines in this segment are eWEEK, CIO Insight and Baseline. The Internet properties in this segment are primarily affiliated with the Enterprise Group’s brands, including eweek.com, cioinsight.com and baselinemag.com, but also include over 30 weekly eNewsletters and the eSeminars™ business, which produces sponsored interactive webcasts. This segment also includes the Company’s Custom Solutions Group (CSG), which creates and manages several hundred sponsored events per year; Business Information Services (BIS), a research and marketing tools unit; and Contract Publishing, which produces custom magazines, white papers, case studies and other sales and marketing collateral for customers.
Revenue for the Enterprise Group for the second quarter ended June 30, 2005 was $19.7 million compared to $19.3 million in the same period last year, reflecting a $0.4 million or 2% improvement. The increase was primarily related to higher online revenues for advertising, eSeminars and virtual trade shows, which, including results for the two Internet companies acquired during the fourth quarter of 2004, grew by 84% during the second quarter of 2005 versus 2004. In addition, CSG event and BIS project revenues increased by over 60% for the second quarter of 2005, due to the increase in the number of events and BIS projects for the quarter.
However, partially offsetting these increases, the Group’s print advertising revenues decreased by 20%, primarily due to the overall decline in the enterprise technology publishing market, which decreased by 12% or 432 pages for the second quarter of 2005 versus 2004(1). This decrease in print advertising pages also created intense pricing pressure and reductions in the average prices per page at the Company and across the entire industry. In addition, the Business 4Site event held in June 2004 was not repeated in 2005 due to the decision to cancel that series of events in late 2004.
Cost of production for the Enterprise Group for the second quarter ended June 30, 2005 was $3.4 million, reflecting a decrease of $0.4 million or 11% compared to $3.8 million in the prior year period. The decrease in production costs was primarily related to the 2004

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Business 4Site event not repeated in 2005 and was partially offset by higher online production costs due to an increase in the number of eSeminars and virtual trade shows.
Selling, general and administrative expenses for the Enterprise Group were $14.4 million for the second quarter ended June 30, 2005, reflecting an increase of $2.9 million or 25% from $11.5 million in the same prior year period. The increase was primarily due to incremental costs to expand the Group’s online content, sales and marketing areas; added CSG events and BIS projects costs resulting from higher sales in those areas; new business development expenditures in the Company’s online paid content and tools area for IT professionals; and increased circulation mailing costs for eWEEK to acquire more new names for its reader database. These increases in expense were partially offset by the elimination of marketing costs incurred in 2004 for the Business 4Site event that was not repeated in 2005.
Game Group
The Game Group is focused on the videogame market and is principally comprised of three magazines (Electronic Gaming Monthly, Computer Gaming World and Official U.S. PlayStation Magazine) and 1UP.com, the Company’s online destination for gaming enthusiasts.
Revenue for the Game Group for the second quarter ended June 30, 2005 was $9.0 million, down $1.9 million or 17% compared to $10.9 million in the same period last year. A major portion of the decrease, $0.8 million, related to the discontinuation of GMR magazine and a reduction in the frequency of Xbox Nation magazine which occurred in the fourth quarter of 2004, due to anticipated softness in videogame advertising in the quarters preceding the launch of the new game consoles (Xbox 360, PlayStation 3 and Nintendo Revolution starting in late 2005. The balance of the Game Group’s revenue decrease in the second quarter of 2005 reflects a decline in newsstand and other single copy sales, primarily for Official U.S. PlayStation Magazine, that related to slower consumer demand in advance of the new game console cycle.

Ziff Davis Holdings Earnings Release
Cost of production for the Game Group for the second quarter ended June 30, 2005 was $5.3 million, reflecting a decrease of $0.3 million or 5% compared to $5.6 million in the prior year period. The second quarter 2005 savings realized by discontinuing GMR magazine and reducing the frequency of Xbox Nation magazine were partially offset by additional costs incurred for retail partner fees, videogame DVDs and premiums (e.g. posters, CDs, etc.) used to try to stimulate newsstand and subscriber sales.
Selling, general and administrative expenses for the Game Group were $4.9 million for the second quarter ended June 30, 2005, reflecting a decrease of $1.4 million or 22% from $6.3 million in the same prior year period. The decrease was primarily due to savings in editorial, circulation and other costs realized as a result of discontinuing the publication of GMR magazine, reducing the frequency of Xbox Nation magazine and decreasing other general expenses.
Cash Position
At June 30, 2005, the Company had $45.5 million of cash and cash equivalents, representing an increase of $24.4 million versus the $21.1 million cash balance as of March 31, 2005. The increased cash balance primarily reflects the net increase of $27.0 million derived from the offering of $205.0 million of Senior Secured Floating Rate Notes completed on April 22, 2005, less payment of approximately $178.0 million to retire all outstanding indebtedness, including accrued interest, under the Company's former Amended and Restated Credit Agreement dated August 12, 2002 and payment of related fees and expenses, partially offset by $1.5 million of capital expenditures and $2.1 million of cash restructuring payments made during the second quarter of 2005. The Company also continued to maintain and improve its solid record of accounts receivable collection as Day Sales Outstanding (DSO) for advertising receivables at June 30, 2005 were 38 DSO compared to 42 DSO at March 31, 2005.

Ziff Davis Holdings Earnings Release
Second Quarter Highlights and Milestones
Consumer Tech Group
•	PC Magazine
•	Ranked #1, with an ad page market share(1) of 58%, versus 61% year ago

•	Increased custom publishing revenues threefold and produced special advertising supplements for several new customers including U.S. Postal Service, EarthLink and Adobe

•	Won eight American Society of Business Publication Editors (ASBPE) awards including Gold for its “First Looks” section
•	Sync
•	Signed up over 15 new advertisers representing every major consumer and technology category, including Pepsi, Pontiac, Land Rover and Tiger Direct

•	Featured in leading trade magazine, Advertising Age, as a “magazine to watch”
•	ExtremeTech
•	Increased newsstand sales by 34% versus the first issue which debuted in the fourth quarter of 2004
•	Internet Sites
•	Increased total traffic 23% versus prior year

•	Paid content revenue was up over 20% versus year ago
•	DigitalLife
•	DigitalLIfe named best new consumer show by Expo magazine

•	Increased the amount of exhibition floor space by 48% versus year ago

•	Announced Microsoft will showcase its new Xbox 360™ next-generation gaming and entertainment system

•	Announced Peter Moore, Microsoft’s Xbox Marketing Chief, will deliver one of the keynote addresses on how the next generation of videogame consoles will transform home entertainment

•	Teamed up with eBay to showcase its popular eBay University in New York for the first time
Enterprise Group
•	Increased ad page market share(1) to 21% versus 19% prior year

•	eWEEK
•	Increased ad page market share(1) to 23% versus 22% year ago

•	Launched new vertical market demographic editions including Government and Voice over IP (VoIP)

•	Won several national awards including honors from the ASBPE and was also named one of the top business magazines in BtoB’s Media Power 50
•	Baseline
•	Increased its ad page market share(1) to 20% versus 15% prior year

•	Debuted the Baseline Leadership issue which featured reporting about those areas C-level executives are now spending their IT budgets on and why

•	Launched Baseline CEO, a quarterly supplement featuring feedback from executives, including Q&A sessions and case studies

Ziff Davis Holdings Earnings Release
•	Won several distinguished awards including recognition from the ASBPE and was also named one of the top business magazines by BtoB for the fourth consecutive year
•	CIO Insight
•	Increased its ad page market share(1) to 35% versus 32% year ago

•	Won several national and regional awards from the ASBPE including an honorable mention for Magazine of the Year
•	Custom Solutions Group
•	Doubled the number of custom and branded events versus year ago

•	Held the first-ever CIO Summit which attracted over 100 CIOs and featured a keynote address from John Thompson, Chairman and CEO of Symantec
•	Internet Sites
•	Increased total traffic more than 64% versus prior year

•	Produced 45% more eSeminars versus year ago

•	Announced the launch of the Ziff Davis Web Buyer’s Guide which provides IT buyers and sellers with complete product listings and decision-making tools to help users make the best purchasing decisions

•	Held the first-ever Small/Medium Business (SMB) Solutions virtual trade show which focused on the most pressing IT issues facing the SMB market
Game Group
•	Publications
•	Ranked #1, increasing its ad page market share(1) to 37% versus 36% prior year

•	Electronic Gaming Monthly’s June issue featured a PSP Launch Guide which was created exclusively for the launch of Sony’s new PSP handheld gaming and entertainment device

•	Computer Gaming World secured several exclusives, including the worldwide announcement of Epic Games’ “Unreal Tournament”, Electronic Arts’ “Battlefield II” and ID Software’s “Quake 4”

•	Official U.S. PlayStation Magazine won three major exclusives in its June issue, including Electronic Arts’ “Need for Speed Most Wanted”, Ubisoft’s “Prince of Persia 3” and Electronics Arts’ “Burnout PSP”
•	Internet Site
•	1UP.com’s traffic increased by 73% versus year ago
Senior Management Changes
The Company’s current Chief Financial Officer, Derek Irwin, recently informed the Company that he will be leaving his position with the Company in August 2005, to assume the position of Chief Financial Officer of VNU Business Media (USA), a division of VNU, a leading global information and media company. The Company has begun the process of conducting an executive search for the Chief Financial Officer position. The Company intends to appoint Bart Catalane, its current President & Chief Operating Officer

Ziff Davis Holdings Earnings Release
(and former Chief Financial Officer, before Mr. Irwin’s promotion in December 2003), as Interim Chief Financial Officer, once Mr. Irwin’s employment with the Company has officially ended and that Mr. Catalane will serve in that capacity until the Chief Financial Officer position is filled.
In addition, the Company has recently promoted Martha Schwartz, Angelo Mandarano, Jim Louderback and Elda Vale to the role of Senior Vice President in their respective departments: Custom Solutions Group; Ziff Davis Internet, Sales; Ziff Davis Internet, Edit; and Research and Corporate Marketing.
“We thank Derek for his hard work over the last two and a half years and wish him success in his new position,” said Bart W. Catalane. “At the same time we are also very excited about Martha’s, Angelo’s, Jim’s and Elda’s new roles at the Company and look forward to them bringing their outstanding content, customer and marketing instincts to these key positions. Ziff Davis has developed an extensive portfolio of new products and capabilities over the last several years and transformed its business to provide fully integrated marketing solutions. We know these talented professionals will do a fantastic job positioning and showcasing these capabilities to an enthusiastic and active marketplace.”
Business Outlook
As previously disclosed and consistent with management’s strategy to create long-term value, the Company decided at the end of the quarter ended March 31, 2005 to discontinue providing quarterly EBITDA guidance beyond the second quarter of 2005. However, in response to a number of stakeholders’ requests for the Company to provide certain “directional” guidance regarding full-year 2005 earnings, the Company has decided to provide its current assessment of its total 2005 earnings prospects.
Based on a number of current factors, management presently believes its total year 2005 EBITDA will be approximately the same amount as it reported for the full-year 2004. These factors (in no order of importance or priority) include: i) historical fourth quarter seasonality and the impact the holiday season has on increasing certain volumes of consumer advertising; ii) the recent number of Requests for Proposals (RFP’s) sent by customers and/or advertising agencies to the Company and the number of working proposals in its

Ziff Davis Holdings Earnings Release
current sales pipeline; iii) current market intelligence and promotional spending plans provided by most of the Company’s largest customers indicating increased spending activity in the fourth quarter of 2005; iv) recent positive second quarter earnings reports for many of these same large customers and a number of other technology companies; and v) the Company’s current financial forecasts, including new revenue initiatives and potential cost contingency plans.
The Company advises that all of these factors are subject to risk (see the “Forward Looking Statements” heading below) and could therefore individually or collectively cause actual results to differ materially from those projected above.
Investor Conference Call
The Company’s second quarter 2005 earnings conference call is scheduled for 11:00 a.m. EDT on August 3, 2005. Individuals wishing to participate can join the conference call by dialing 1-888-566-5771 for domestic calls and 1-210-234-0022 for international calls at 10:50 a.m. EDT and giving the operator the following information: Company — Ziff Davis Media; Pass Code — Holdings.
For those who are unable to participate in the live call, the conference call will be recorded and available by telephone from 5:00 p.m. EDT on August 3, 2005 to 5:00 p.m. EDT on August 8, 2005. Persons interested in listening to the recorded call should dial 1-866-410-5852 for domestic calls and 1-203-369-0651 for international calls. Any material financial or statistical information discussed on the conference call that is not otherwise included in this press release will be made available on our website, www.ziffdavis.com, under the heading Investor Relations.
About Ziff Davis Holdings Inc.
Ziff Davis Holdings Inc. is the ultimate parent company of Ziff Davis Media Inc. Ziff Davis Media is a leading integrated media company serving the technology and videogame markets. The Company is an information services and marketing solutions provider of technology media including publications, websites, conferences, events, eSeminars, eNewsletters, custom publishing, list rentals, research and market intelligence. In the United States, the Company publishes 10 magazines including PC Magazine, Sync, ExtremeTech, DigitalLife, eWEEK, CIO Insight, Baseline, Electronic Gaming Monthly, Computer Gaming World and Official U.S. PlayStation Magazine. The Company exports the power of its brands internationally, with publications in 40 countries and 20 languages. Ziff Davis leverages its content on the Internet with 16 highly-targeted technology and gaming sites including pcmag.com, eweek.com, extremetech.com and 1UP.com. The Company also produces highly-targeted b-to-b events through its Custom Solutions Group and large-scale consumer technology events including DigitalLife. With its main headquarters and PC Magazine Labs based in New

Ziff Davis Holdings Earnings Release
York, Ziff Davis Media also has offices and lab facilities in the San Francisco and Boston markets. Additional information is available at www.ziffdavis.com.
Forward-Looking Statements
Except for historical information contained herein, the statements made in this release including anticipated future sales and operating results, cash balances and cost savings constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. Such risks and uncertainties include the potential deterioration of the economic climate in general or with respect to the markets in which we operate, risks associated with new business investments, acquisitions, competition and seasonality and the other risks discussed in our Annual Report on Form 10-K and our other filings made with the Securities and Exchange Commission (which are available from the Company or at http://www.sec.gov), which discussions are incorporated in this release by reference. These forward-looking statements speak only as of the date of this release. After the issuance of this release, the Company might come to believe that certain forward-looking statements contained in this release are no longer accurate. The Company shall not have any obligation to release publicly any corrections or revisions to any forward-looking statements contained in this release.

ZIFF DAVIS HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	For the Three Months Ended
	6/30/05	6/30/04
Revenue, net	$45,347	$51,328
Operating expenses:
Cost of production	12,711	14,423
Selling, general and administrative expenses	29,517	28,756
Depreciation and amortization of property and equipment	1,361	1,992
Amortization of intangible assets	3,955	3,807

Total operating expenses	47,544	48,978

Income (loss) from operations	(2,197)	2,350
Interest expense, net (3)	(27,255)	(22,668)

Loss before income taxes	(29,452)	(20,318)
Income tax provision	56	76

Net loss	$(29,508)	$(20,394)

EBITDA(2)	$3,125	$9,516

	For the Six Months Ended
	6/30/05	6/30/04
Revenue, net	$88,028	$93,296
Operating expenses:
Cost of production	24,492	27,356
Selling, general and administrative expenses	56,094	54,782
Depreciation and amortization of property and equipment	2,641	3,785
Amortization of intangible assets	7,910	7,613

Total operating expenses	91,137	93,536

Loss from operations	(3,109)	(240)
Interest expense, net (3)	(52,597)	(44,695)

Loss before income taxes	(55,706)	(44,935)
Income tax provision	124	165

Net loss	$(55,830)	$(45,100)

EBITDA(2)	$7,448	$12,525

ZIFF DAVIS HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2005	December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$45,525	$32,592
Accounts receivable, net	26,162	34,776
Other current assets, net	7,018	7,236

Total current assets	78,705	74,604

Property and equipment, net	14,775	15,004
Intangible assets, net	239,211	247,044
Other non-current assets, net	20,670	15,650

Total assets	$353,361	$352,302

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$11,072	$20,280
Accrued expenses and other current liabilities	28,581	25,804
Current portion of long-term debt	—	23,991
Unexpired subscriptions and deferred revenue, net	18,812	20,327

Total current liabilities	58,465	90,402

Long-term debt	348,287	284,866
Accrued interest — compounding notes	68,503	76,190
Accrued expenses — long-term	12,509	14,978
Redeemable preferred stock	855,313	814,549
Other non-current liabilities	14,651	19,854

Total liabilities	1,357,728	1,300,839

Stockholders’ deficit:
Common stock	17,329	17,329
Additional paid-in capital	8,468	8,468
Accumulated deficit	(1,030,164)	(974,334)

Total stockholders’ deficit	(1,004,367)	(948,537)

Total liabilities and stockholders’ deficit	$353,361	$352,302

ZIFF DAVIS HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Six Months Ended
	6/30/05	6/30/04
Cash flows from operating activities:
Net loss	($55,830)	($45,100)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,551	11,398
Provision for doubtful accounts	525	569
Non-cash rent expense (income)	83	(273)
Amortization of accrued interest on compounding notes, net	884	720
Amortization of debt issuance costs	1,532	1,079
Non-cash compensation expense	6	1,367
Accrued dividends on mandatorily redeemable preferred stock	40,764	36,089
Changes in operating assets and liabilities:
Accounts receivable	8,089	(1,828)
Inventories	122	(25)
Prepaid expenses and other, net	96	(273)
Accounts payable and accrued expenses	(14,468)	(6,476)
Unexpired subscriptions and deferred revenue, net	(1,515)	774

Net cash used by operating activities	(9,161)	(1,979)

Cash flows from investing activities:
Capital expenditures	(2,412)	(3,259)
Acquisitions	(77)	—

Net cash used by investing activities	(2,489)	(3,259)

Cash flows from financing activities:
Proceeds from issuance of senior secured notes	205,000	—
Repayment of borrowings under senior credit facilities	(174,141)	(6,400)
Debt issuance costs	(5,445)	—
Letters of credit	(831)	—

Net cash provided (used) by financing activities	24,583	(6,400)

Net increase (decrease) in cash and cash equivalents	12,933	(11,638)
Cash and cash equivalents at beginning of period	32,592	47,308

Cash and cash equivalents at end of period	$45,525	$35,670

ZIFF DAVIS HOLDINGS INC.
EBITDA Reconciliations
(in thousands)
(unaudited)

	For the Three Months Ended
	6/30/05	6/30/04
EBITDA (2)	$3,125	$9,516
Adjustments to reconcile to Income from operations:
Depreciation and amortization of property and equipment	1,361	1,992
Amortization of intangible assets	3,955	3,807
Non-cash compensation expense	6	1,367

Income (loss) from operations	$(2,197)	$2,350

	For the Six Months Ended
	6/30/05	6/30/04
EBITDA (2)	$7,448	$12,525
Adjustments to reconcile to Income from operations:
Depreciation and amortization of property and equipment	2,641	3,785
Amortization of intangible assets	7,910	7,613
Non-cash compensation expense	6	1,367

Loss from operations	$(3,109)	$(240)

Ziff Davis Holdings Inc.
Endnotes:
(1) Unless otherwise noted, all ad page market share data comes from IMS / The Auditor (Toronto, Canada). IMS independently hand-counts and tabulates ads by magazine and advertising category. Ziff Davis Holdings Inc. includes only its direct competitors by business segment in its ad page market share calculations.
(2) EBITDA is defined as income before interest expense, provision for income taxes, depreciation expense, amortization expense and non-recurring and certain non-cash charges. Non-recurring and non-cash charges include the write-down of intangible assets, restructuring charges (cash and non-cash), gains and losses on the sale of non-core assets and non-cash compensation charges. These items are not included in EBITDA as management considers the charges to be items that are not indicative of the performance of its underlying businesses. EBITDA is also presented because it is commonly used by certain investors and analysts to evaluate a company’s ability to service debt. Furthermore, EBITDA (subject to certain adjustments) was a component of our Senior Credit Facility financial covenant calculations. However, our method of computation may not be comparable to similarly titled measures of other companies. In addition, EBITDA, as defined, is not a measure of performance under generally accepted accounting principles (GAAP), and EBITDA should not be considered in isolation or as a substitute for Net income/(loss), Income/(loss) from operations, Cash flows from operating activities or other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. The most directly comparable financial measure under GAAP to EBITDA is Income/(loss) from operations. Reconciliations between EBITDA and Income/(loss) from operations are included in tables provided in this release.
(3) Interest expense reflects the accrual of dividends on preferred stock, pursuant to Statement of Financial Accounting Standards 150, adopted by the Company effective January 1, 2004.
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